                                                                     Exhibit 2.2

                                                        CONFORMED COMPOSITE COPY



                       KB USA ASSET CONTRIBUTION AGREEMENT

                            Dated as of June 19, 1998

                                     Between

                                      [KB],

                                    [KB USA],

                                      [TR]

                                       and

                                     [KBLP]



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                                TABLE OF CONTENTS

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                         ARTICLE 1 - CERTAIN DEFINITIONS


1.1   Definitions.......................................................     2

                  ARTICLE 2 - CONVEYANCE OF THE BUSINESS AND
                            ACQUIRED ASSETS, ETC.

2.1   Agreement to Convey...............................................     8
2.2   Business..........................................................     8
2.3   Acquired Assets...................................................     8
2.4   Excluded Assets...................................................    10
2.5   Assumption of Liabilities.........................................    11
2.6   Excluded Liabilities..............................................    11
2.7   Closing...........................................................    12
2.8   Deliveries........................................................    12
2.9   Deliveries to KB USA..............................................    13
2.10  Consents of Third Parties and KB Parties..........................    13

                ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF
                                   KB PARTIES

3.1   Interests in Other Entities.......................................    14
3.2   Financial Statements..............................................    14
3.3   No Changes........................................................    14
3.4   Contracts.........................................................    15
3.5   Permits and Compliance With Laws Generally........................    16
3.6   KB USA Compounds and Products.....................................    16
3.7   Investigations and Proceedings....................................    17
3.8   Patents and Intellectual Property Rights..........................    18
3.9   Title; All Assets.................................................    19
3.10  Consistency with Appraisal........................................    19
3.11  Contingent Liabilities............................................    20
3.12  Sources of Supply.................................................    20
3.13  Disclosure of All Material Facts..................................    20
3.14  Disclaimer of Other Representations and Warranties;
      Best Knowledge; Disclosure........................................    20

                          ARTICLE 4 - INTERIM COVENANTS

4.1   Conduct of Business...............................................    21

                          ARTICLE 5 - EMPLOYEE MATTERS

5.1   KB USA Employees..................................................    21
5.2   Employee Benefit Plans............................................    22
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                                      -i-
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                                TABLE OF CONTENTS
                                   (continued)

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5.3   Plan Amendments and Terminations..................................    22
5.4   Employment Records and Taxes......................................    23

                   ARTICLE 6 - CERTAIN ADDITIONAL COVENANTS

6.1   Certain Tax Matters...............................................    23
6.2   Maintenance of Books and Records..................................    24
6.3   Discharge of Obligations..........................................    24
6.4   Delivery of Funds.................................................    24

                              ARTICLE 7 - SURVIVAL

7.1   Survival..........................................................    24

                     ARTICLE 8 - TERMINATION; MISCELLANEOUS

8.1   Termination.......................................................    25
8.2   Assignment and Release............................................    25
8.3   Bulk Transfer.....................................................    25
8.4   Indemnity.........................................................    25
8.5   Third Party Rights................................................    26
8.6   Specific Performance..............................................    26
8.7   Certain Related Provisions in the Master
      Restructuring Agreement...........................................    26


Schedule 2.4(e)
Schedule 2.4(i)
Schedule 2.5(f)
Schedule 2.6(i)
Schedule 3.2 - Part A
Schedule 3.2 - Part B
Schedule 3.4(d)
Schedule 3.6(a) Part A
Schedule 3.6(a) Part B
Schedule 3.6(d)
Schedule 3.7(a) Part A
Schedule 3.7(a) Part B
Schedule 3.8(a)
Schedule 3.10
Schedule 3.11
Schedule 3.12
Schedule 3.14

Exhibit A


                                      -ii-
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                       KB USA ASSET CONTRIBUTION AGREEMENT

            ASSET CONTRIBUTION AGREEMENT, dated as of June 19, 1998, between [KB], a company limited by shares organized and existing under the laws of Sweden ("KB"), [KB] USA, INC., a New York corporation and an indirect wholly-owned subsidiary of KB ("KB USA"), [TR] a New Jersey corporation ("TR"), and [KB USA], L.P., a Delaware limited partnership ("KBLP").

                                    RECITALS:

            WHEREAS, KB, KB USA, KBLP, TR, and certain related entities are parties to that certain Master Restructuring Agreement of even date herewith (the "Master Restructuring Agreement");

            WHEREAS, KB Pharmaceuticals, L.P., a Delaware limited partnership (the "Partnership"), has been formed and, at the Closing (as defined below), shall be capitalized by KBLP, a Delaware limited partnership, as general partner, and KBI Sub, as limited partner, as provided, and upon the terms and subject to the conditions set forth, in the Master Restructuring Agreement;

            WHEREAS, KB USA desires to grant to KBLP as a contribution to the capital of KBLP, and KBLP desires to acquire from KB USA, the right to acquire the business and certain assets and liabilities of KB USA (as provided herein);

            WHEREAS, pursuant to the Master Restructuring Agreement and upon the terms and subject to the conditions set forth therein, at the Closing, KBLP shall assign to the Partnership all of KBLP's rights under this Agreement as part of KBLP's Original Capital Contribution (as defined in the Partnership Agreement defined below), subject to the assumption by the Partnership of KBLP's obligations hereunder, and the Partnership shall accept such assignment and shall assume the obligations of KBLP hereunder; and

            WHEREAS, pursuant to the Master Restructuring Agreement and upon the terms and subject to the conditions set forth therein and in this Agreement, subsequent to the assignment of KBLP's rights under this Agreement and the assumption by the Partnership of KBLP's obligations hereunder and effective as of the Effective Time (as defined below), KB USA shall transfer the aforesaid business and assets to the Partnership, subject to the assumption by the Partnership of KBLP's obligations hereunder;

            NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein and in the other Initial Agreements (as defined below), the parties agree as follows:

                                    ARTICLE 1

                               CERTAIN DEFINITIONS

            1.1 Definitions. As used in this Agreement the following terms shall have the following respective meanings:

            "Acquired Assets" shall have the meaning set forth in Section 2.3.

            "Affiliate" shall have the meaning set forth in the Master Restructuring Agreement.

            "Agreement" shall mean this KB USA Asset Contribution Agreement, together with the Schedules attached hereto, as the same may be amended from time to time in accordance with the terms hereof.

            "Amended and Restated KBI License" shall have the meaning set forth in the Master Restructuring Agreement.

            "Ancillary Agreements" shall have the meaning set forth in the Master Restructuring Agreement.

            "Assignment Agreement" shall have the meaning set forth in
Section 8.2.

            "Assumed Liabilities" shall have the meaning set forth in Section
2.5.

            "Business" shall have the meaning set forth in Section 2.2.

            "business day" shall have the meaning set forth in the Master Restructuring Agreement.

            "Closing" shall have the meaning set forth in the Master Restructuring Agreement.

            "Closing Date" shall have the meaning set forth in the Master Restructuring Agreement.

            "Compound" shall have the meaning set forth in the Master Restructuring Agreement.

            "Contaminant" shall mean any substance which is deemed by any Governmental Entity to be, alone or in any combination, hazardous, hazardous waste (as defined in the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq.), toxic, radioactive, or a pollutant, or is otherwise regulated by or the subject of Environmental Laws.

            "Contamination" means the uncontained presence of any Contaminant, including the degradation of naturally occurring water, air or soil quality which is either the direct or indirect result of human activity.

            "Contracts" shall mean all (i) written and oral contracts, licenses (including, without limitation, licenses and supply agreements with respect to KB USA Compounds and Products), commitments, agreements and instruments, including all customer contracts, operating contracts and distribution contracts relating to the Business, (ii) sales and purchase orders and supply agreements and other agreements relating to the Business, (iii) leases of Equipment and Real Property relating to the Business, (iv) all agency, clinical research, credit, confidentiality, consulting, development, grant, license, market share rebate, reporting, services, sales technology and other contracts and (v) other contracts, licenses, agreements and instruments relating to the Business.

            "Debt" shall have the meaning set forth in the Partnership
Agreement.

            "Effective Time" shall have the meaning set forth in the Master Restructuring Agreement.

            "Environmental Laws" shall mean all applicable Laws now or hereafter enacted concerning (i) on-site or off-site Contamination, (ii) occupational health and safety, (iii) Releases of Contaminants into the environment, (iv) the using, generating, manufacturing, refining, treating, transporting, storing, handling, labeling, documenting, recycling, disposing of, depositing, transferring, producing or processing of any chemical substances, products, or Contaminants or the contracting to do any of the foregoing, and (v) reclamation and restoration of real property.

            "Environmental Liabilities" shall mean all losses, costs, expenses, damages (including without limitation compensatory, exemplary, or punitive damages), Taxes, penalties, fines, charges, demands, liabilities, obligations and claims of any kind (including interest, penalties and reasonable attorneys' and consultants' fees, expenses and disbursements) imposed by, incurred under or pursuant to or as a result of Environmental Laws (regardless of the existence of a violation of Environmental Laws) or attributable to any matter (i) arising out of, relating to, or resulting from (A) pollution, Contamination, protection of the environment, human health or safety, health or safety of employees, sanitation, or (B) Releases or threatened Releases of Contaminants into the air, surface water, groundwater, soil, land surface or subsurface, buildings or facilities or (ii) otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Contaminants; and including without limitation any cost or expense incurred in connection with any action undertaken to (x) clean up, remove, treat or in any other way respond to any presence, Release or threat of Release of any Contaminants, (y) prevent any Release of Contaminants where such Release would violate any Environmental Laws or would endanger or threaten to endanger public health or welfare or the environment, or (z) perform studies, investigations or monitoring related to the foregoing.

            "Equipment" shall have the meaning set forth in Section 2.3(c).

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

            "Excluded Assets" shall have the meaning set forth in Section 2.4.

            "Excluded Liabilities" shall have the meaning set forth in
Section 2.6.

            "Exclusive Distributorship Agreement" shall have the meaning set forth in the Master Restructuring Agreement.

            "FDA" shall have the meaning set forth in the Master
Restructuring Agreement.

            "FDCA" shall have the meaning set forth in Section 3.5(b).

            "Financial Statements" shall have the meaning set forth in
Section 3.2.

            "GAAP" shall mean U.S. generally accepted accounting principles, applied on a consistent basis.

            "Governmental Entity" shall mean (i) any multinational, federal, provincial, state, municipal, local or other governmental or public department, court, commission, board, bureau, agency or instrumentality, domestic or foreign; (ii) any subdivision, agent, commission, board, or Governmental Entity of any of the foregoing; or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing governmental authority under or for the account of any of the foregoing.

            "Guarantee", with respect to KB USA, shall mean any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of KB USA guaranteeing or in effect guaranteeing any Debt, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including without limitation obligations incurred through an agreement, contingent or otherwise, by such Person.

            "Income Taxes" shall mean any federal, state and local income taxes, including any interest, penalty or addition thereto, whether disputed or not.

            "Indemnity Losses" shall have the meaning set forth in the Master Restructuring Agreement.

            "Initial Agreements" shall have the meaning set forth in the Master Restructuring Agreement.

            "Intellectual Property" shall mean, with respect to the KB USA Compounds and Products (and, solely for purposes of Sections 2.3(g) and 2.3(k) hereof, all other Compounds and products comprising the Business), all patents (including all reissues, divisions, continuations and extensions thereof), patent rights, service marks, trademarks, trade dress and trade names, all product names, all assumed or fictitious names and the logos associated therewith, copyrights, registrations and applications for the foregoing, licenses and other contractual rights with respect to the foregoing and other such property and intangible rights.

            "Interim Balance Sheet" shall have the meaning set forth in
Section 3.2.
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                                                                               5

            "Inventory" shall have the meaning set forth in Section 2.3(b).

            "KB Parties" shall have the meaning set forth in the Master Restructuring Agreement.

            "KB USA Compound" shall have the meaning set forth in the Master Restructuring Agreement.

            "KB USA Compounds and Products" shall mean the KB USA Compounds and the KB USA Products, collectively.

            "KB USA Marketed Products" shall have the meaning set forth in
Section 3.6(a).

            "KB USA Pipeline Products" shall have the meaning set forth in
Section 3.6(a).

            "KB USA Product" shall have the meaning set forth in the Master Restructuring Agreement.

            "Label" shall mean, for any KB USA Product, the packaging, product brochure or product monograph filed with the appropriate Governmental Entity (or Governmental Entities), including the FDA, in the United States having authority to approve the marketing of such KB USA Product and any package insert directed to physicians that has been approved by such Governmental Entity (or Governmental Entities) for such KB USA Product; including, in each case, the indications, claims, uses and dosages appearing therein.

            "Laws" shall mean all statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, policies, voluntary restraints, guidelines, or any provisions or interpretations of the foregoing, including general principles of common and civil law and equity, binding on or affecting the Person referred to in the context in which such word is used.

            "Liabilities" shall mean, as to any Person, all commitments, obligations or liabilities of any kind or nature, whether known or unknown, absolute or contingent, matured or unmatured whether accrued, vested or otherwise, and whether or not actually reflected, or required by GAAP to be reflected, in such Person's balance sheets or other books or records.

            "Lien" shall have the meaning set forth in the Master
Restructuring Agreement.

            "Master Restructuring Agreement" shall have the meaning set forth in the Recitals.

            "Material Adverse Effect" shall mean a change or effect (or series of related changes or effects) which has or is reasonably likely to have a material adverse change in or effect upon the business, assets, liabilities, condition (financial or otherwise), or results of operations of the Business or the Acquired Assets, taken as a whole.

            "Partnership Agreement" shall have the meaning set forth in the Master Restructuring Agreement.

            "Permits" shall have the meaning set forth in Section 2.3(j).

            "Permitted Liens" shall mean (i) Liens securing taxes, assessments, governmental charges or levies, all of which are not yet due and payable, (ii) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of the Business and on a basis consistent with past practice in connection with worker's compensation, unemployment insurance or other types of social security or (iii) such other Liens which, individually and in the aggregate, do not and would not have a Material Adverse Effect.

            "Person" shall have the meaning set forth in the Master Restructuring Agreement.

            "Plan" shall mean (i) any employee benefit plan, arrangement or policy (whether or not written and whether or not subject to the Employee Retirement Income Security Act of 1974, as amended), including, without limitation, any stock option, stock purchase, stock award, retirement, pension, deferred compensation, profit sharing, savings, incentive, bonus, health, dental, hearing, vision, drug, life insurance, cafeteria, flexible spending, dependent care, fringe benefit, vacation pay, holiday pay, disability, sick pay, workers compensation, unemployment, severance pay, employee loan, educational assistance plan, policy or arrangement, and (ii) any employment, indemnification, change-in-control, consulting or severance agreement, under which any current or former employee, consultant or director of KB USA has any present or future right to benefits or under which KB USA has any present or future liability.

            "Product Registrations" shall mean all product applications, marketing authorizations, manufacturing authorizations, registrations, licenses, permits, approvals and similar items granted or issued by any Governmental Entity for any of the KB USA Compounds and Products (and, solely for purposes of Section 2.3(j) hereof, any of the other Compounds and products comprising the Business), including without limitation all IND's and NDA's (as such terms are defined in the Amended and Restated KBI License) and all other FDA and other registrations which relate to the development, manufacture, use or sale of the KB USA Compounds and Products.

            "Real Property" shall mean all real property, together with all fixtures, fittings, buildings, structures and other improvements erected thereon, and easements, rights of way, water lines, rights of use, licenses, hereditaments, tenements, privileges and other appurtenances thereto (such as appurtenant rights in and to public streets).

            "Release" shall mean any spill, leak, emission, deposit, discharge, leaching, migration, disposal, dumping, injection, placement, pumping, pouring, emptying, or ejection into the environment.

            "Taxes" shall mean any federal, state, local and foreign income, payroll, withholding, excise, sales, use, lease, personal and other property, use and occupancy, business and occupation, mercantile, real estate, gross receipts, license, employment, severance, stamp, premium, windfall profits, social security (or similar unemployment), disability, transfer, registration, value added, alternative, or add-on minimum, estimated, or capital stock and franchise and other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

            "Technical Information" shall mean, with respect to the KB USA Compounds and Products (and, solely for purposes of Sections 2.3(h) and 2.3(k) hereof, all other Compounds and products comprising the Business), all scientific and technical information, data, and know-how, including, without limitation, (i) research and preclinical and clinical data; (ii) information, data and know-how relating to any device for the administration of any of the KB USA Compounds and Products or which is used in the marketing of any of the KB USA Compounds and Products and (iii) information, data and know-how relating to any manufacturing process.

            "Technology" shall mean, with respect to the KB USA Compounds and Products (and, solely for purposes of Sections 2.3(h) and 2.3(k) hereof, all other Compounds and products comprising the Business), all formulae, processes, procedures, designs, ideas, research records, inventions, records of inventions, test information, technical information, engineering data, marketing know-how, proprietary information, manufacturing information, know-how, and trade secrets (and all related manuals, books, files, journals, models, instructions, patterns, drawings, blueprints, plans, designs specifications, equipment lists, parts lists, descriptions, data, art work, software, computer programs and source code data related thereto including all current and historical data bases).

            "Territory" shall mean the United States of America, its territories and possessions.

            "Third Party" shall have the meaning set forth in the Master Restructuring Agreement.

            "Transfer" shall have the meaning set forth in the Master Restructuring Agreement.

            "Transferred Contracts" shall have the meaning set forth in
Section 2.3(i).

            "Transferred Employees" shall mean employees of KB USA who are employed by KBLP following the Closing.

All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Master Restructuring Agreement. Unless otherwise expressly specified herein, defined terms in the singular shall also include the plural and vice versa.

                                    ARTICLE 2

              CONVEYANCE OF THE BUSINESS AND ACQUIRED ASSETS, ETC.

            2.1 Agreement to Convey. Upon the terms and subject to the conditions set forth in this Agreement and the Master Restructuring Agreement and upon the written demand of

KBLP, which may be made at any time after the purchase by TR Holdings of the KBI Common Shares as provided in Section 2.4(b) of the Master Restructuring Agreement, and effective as of the Effective Time, KB USA shall, and KB shall cause KB USA to, convey, grant, transfer, set over, assign and deliver to KBLP, and KBLP shall accept and acquire from KB USA, all of KB USA's right, title and interest in and to the Business and the Acquired Assets; provided, however, that nothing in this Agreement shall require KB USA to convey, grant, transfer, set over, assign or deliver any right, title or interest in or to the Excluded Assets.

            2.2 Business. The "Business" shall mean the entire business conducted by KB USA at the date hereof.

            2.3 Acquired Assets. "Acquired Assets" shall mean all of the assets, properties and rights owned, used or held for use in connection with, or that are required for the conduct of, the Business of every kind, nature and description, wherever such assets, properties and rights are located and whether such assets, properties and rights are real, personal or mixed, tangible or intangible, and whether or not any of such assets, properties and rights have any value for accounting purposes or are carried or reflected on or specifically referred to in KB USA's books or financial statements, other than the Excluded Assets. The Acquired Assets shall include, without limitation, all of the assets, properties and rights set forth below that are not Excluded Assets:

                        (a) all Real Property owned or leased by KB USA;

                        (b) all inventories, including without limitation
            finished goods, work-in-progress, raw materials, packaging materials, and goods held for sale or to be furnished under Contracts, owned, used or held for use by KB USA with respect to the Business (the "Inventory");

                        (c) to the extent not included in clause (a) above, all
            tangible assets and properties owned, used or held for use by KB USA in connection with the Business, including cars, trucks and other transportation equipment, all laboratory testing and other machinery and equipment, tools, spare parts, furniture, office equipment, furnishings and fixtures and machinery and equipment under order or construction (the "Equipment");

                        (d) all administrative and other supplies owned, used or
            held for use by KB USA with respect to the Business;

                        (e) all billed and unbilled accounts receivable and all
            notes receivable relating to the Business;

                        (f) all credits, prepaid expenses, deferred charges,
            advance payments, security deposits and deposits owned, used or held for use by KB USA with respect to the Business;

                        (g) all Intellectual Property owned, used or held for
            use by KB USA with respect to the Business (it being acknowledged that ownership of any patent or trademark owned by KB shall not be contributed hereby, but all rights of KB USA with respect to such patent or trademark shall be Acquired Assets);

                        (h) all Technical Information and Technology owned, used
            or held for use by KB USA with respect to the Business (it being acknowledged that ownership of any Technical Information or Technology owned by KB shall not be contributed hereby, but all rights of KB USA with respect to such Technical Information or Technology shall be Acquired Assets);

                        (i) except for the Contracts referred to in Section 2.4
            hereof, all Contracts (including without limitation the Exclusive Distributorship Agreement) (the "Transferred Contracts");

                        (j) all franchises, approvals, permits, authorizations,
            governmental licenses, orders, registrations, certificates, variances, and other similar permits or rights obtained from any Governmental Entity relating to the conduct of the Business or the Real Property owned or leased by KB USA and all pending applications therefor, in each case to the extent transferable (the "Permits"), including without limitation all Product Registrations;

                        (k) all books and records, including books of account,
            general, financial, accounting and personnel records, ledgers, files, invoices, documents (including originally executed copies of written Contracts, customer and supplier lists (past, present or future), correspondence, memoranda, forms, lists, plats, architectural plans, drawings and specifications (including engineering drawings, plans, specifications and other documents related to capital improvements related to Equipment expansions and modifications), copies of documents evidencing Intellectual Property, Technical Information or Technology, new product development materials, creative materials, advertising and promotional materials, catalogs, price lists, mailing lists, studies, reports, sales materials and records, purchasing materials and records, records relating to the Transferred Employees, photographs, records of plant operations and materials used, quality control records and procedures, equipment maintenance records, manuals and warranty information, research and development files, data and laboratory books, inspection processes, in each case, whether in hard copy or magnetic format, in each instance, to the extent used or held for use with respect to the Businesses;

                        (l) all rights or choses in action arising out of
            occurrences before, on or after the Closing Date and related to any portion of the Business, including Third Party warranties and guarantees and all related claims, credits, rights of recovery and set-off and other similar contractual rights, as to Third Parties held by or in favor of KB USA and arising out of, resulting from or relating to the Business or the Acquired Assets; and

                        (m) all rights to insurance and condemnation proceeds
            relating to the damage, destruction, taking or other impairment of the Acquired Assets which damage, destruction, taking or other impairment occurs on or prior to the Closing Date.

            2.4 Excluded Assets. Notwithstanding any other provision of this Agreement, the following assets, properties and rights (the "Excluded Assets") are not included in the Acquired Assets, and KB USA shall not convey to KBLP, and KBLP shall not acquire from KB USA, any rights in or to any of the following:

                        (a) cash and cash equivalents;

                        (b) KB USA's corporate seal, minute books, stock ledger,
            Income Tax returns and duplicate copies of all books and records;

                        (c) the 1982 JV Agreement and the Ancillary Agreements
            referred to therein, as such agreements have been amended or amended and restated prior to the date hereof;

                        (d) the Master Restructuring Agreement, the other
            Initial Agreements and the Ancillary Agreements (as such terms are defined in the Master Restructuring Agreement);

                        (e) the patents and patent applications, identified on
            Schedule 2.4(e) hereto;

                        (f) all claims, rights, credits and interests arising
            under, resulting from or related to any Excluded Asset, including without limitation warranties and guarantees;

                        (g) all rights, choses in action, claims, counterclaims,
            credits, rights of recover and set-off and other similar rights related to any Excluded Liability, including without limitation warranties and guarantees, held by or in favor of KB USA;

                        (h) any rights to refunds, credits, overpayments or
            other adjustments with respect to Income Taxes; and

                        (i) all rights of KB USA with respect to the litigation
            described in Schedule 2.4(i).

            2.5 Assumption of Liabilities. Subject to the terms and conditions set forth in this Agreement and the Master Restructuring Agreement and except as set forth in Section 2.6, effective as of the Effective Time, KBLP shall assume and agree to perform when due all of the Liabilities of KB USA, including without limitation:

                        (a) Liabilities recorded or reserved against on the
            Interim Balance Sheet;

                        (b) Liabilities arising out of the Transferred Contracts
            (whether before, on or after the Closing Date) and any and all Liabilities arising out of or resulting from the assignment of any Transferred Contract to KBLP or the further assignment of any such Contract to, and the performance of any such Contract by, the Partnership;

                        (c) Liabilities associated with returns in respect of or
            otherwise associated with or arising out of products sold by KB USA on or prior to the Closing Date, including without limitation obligations with respect to rebates, chargebacks and similar arrangements;

                        (d) Liabilities described in Article 5 hereof to be
            paid, assumed or borne by KBLP;

                        (e) Liabilities otherwise arising out of the
            consummation of the transactions contemplated by this Agreement or the Master Restructuring Agreement (other than Liabilities with respect to Income Taxes); and

                        (f) Liabilities described or arising with respect to the
            matters described on Schedule 2.5(f) hereto;

provided, however, that nothing in this Agreement shall require KBLP to assume or perform any of the Excluded Liabilities. The Liabilities assumed hereby are referred to herein as the "Assumed Liabilities."

            2.6   Excluded Liabilities.

                  Notwithstanding anything to the contrary contained in this Agreement, KBLP shall not assume or be bound by or be obligated or responsible for any of the following Liabilities (the "Excluded Liabilities"):

                        (a) Liabilities of KB USA arising under or out of the
            Master Restructuring Agreement, the other Initial Agreements and the Ancillary Agreements;

                        (b) except as specifically set forth in Schedule 2.5(f),
            (i) any Liability to the extent (but only to the extent) not recorded or reserved against on the Interim Balance Sheet, other than Liabilities arising since the date thereof in the ordinary course of business consistent with past practice not in excess of $15 million ($15,000,000) in the aggregate and (ii) any other Liability to KB or any of its Affiliates that is not specifically identified as such on such balance sheet;

                        (c) any Guarantee by KB USA that is not fully reflected
            and disclosed in the Interim Balance Sheet;

                        (d) Liabilities, if any, for dividends on the capital
            stock of KB USA declared but unpaid as of the Closing Date;

                        (e) any Liability for Income Taxes;

                        (f) Obligations to be performed by KB USA before, on or
            after the Closing Date under the Contracts identified in Sections 2.4(c) and 2.4(d);

                        (g) any Liability, which, if incurred by the
            Partnership, would be inconsistent with Section 3.2 of the Partnership Agreement and any Liability that is inconsistent with the representations and warranties set forth in Article 3 (on the basis set forth in clause (ii) of Section 10.1 of the Master Restructuring Agreement);

                        (h) any Liabilities or obligations in respect of
            the Excluded Assets; and

                        (i) the liabilities described on Schedule 2.6(i).

            2.7 Closing. Upon the terms and subject to the conditions of this Agreement and the Master Restructuring Agreement, the closing of the transactions contemplated hereby shall take place at the Closing at the time provided for in the Master Restructuring Agreement. Notwithstanding any other provision of this Agreement, the results of all operations of the Business on the Closing Date shall be for the account and benefit of KBLP.

            2.8 Deliveries. At the Closing, KB USA shall, and KB shall cause KB USA to, deliver to KBLP the following documents, each to be effective as of the Effective Time:

                  (a) bills of sale and instruments of assignment to evidence the transfer to KBLP of the Acquired Assets (other than the Real Property owned by KB USA, if any) in accordance herewith, duly executed by KB USA;

                  (b) one or more warranty deeds of conveyance to KBLP of the Real Property owned by KB USA, if any, sufficient to transfer to KB USA good and marketable fee simple title to such Real Property in accordance herewith, duly executed and acknowledged by KB USA, and in recordable form;

                  (c) the Foreign Investment in Real Property Tax Act Certification and Affidavit for each parcel of Real Property owned by KB USA, duly executed by KB and/or KB USA, as the case may be; and

                  (d) all such other documents and instruments of conveyance, if any, as shall be necessary to transfer to KBLP the Acquired Assets in accordance herewith and, where necessary or desirable, in recordable form.

            2.9 Deliveries to KB USA. At the Closing, KBLP shall deliver to KB USA instruments of assumption, effective as of the Effective Time, with respect to the Assumed

Liabilities to evidence the assumption by KBLP of the Assumed Liabilities in accordance herewith, duly executed by KBLP.

            2.10 Consents of Third Parties and KB Parties. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any of the Contracts or Permits or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a Third Party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of KB USA or KBLP as assignee thereunder. KB USA shall, and KB shall cause KB USA to, cooperate with KBLP in a mutually agreeable manner to obtain, at the cost and expense of KB USA, the consent of the other parties to any such Contract or Permit for the assignment thereof to KBLP. If such consent is not obtained prior to the Effective Time, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of KB USA or KBLP as assignee thereunder so that KBLP would not in fact receive all such rights, KB USA and KBLP will cooperate in a mutually agreeable arrangement under which KBLP would obtain the benefits and assume the obligations thereunder from and after the Effective Time in accordance with this Agreement, including subcontracting, sublicensing or subleasing to KBLP, or under which KB USA would enforce for the benefit of KBLP, with KBLP assuming the obligations of KB USA to the same extent as if it would have constituted an Assumed Liability and any and all rights of KB USA against a Third Party thereto. KB hereby consents, and shall cause any of its Affiliates that is a party to any Contract to consent, to the assignment of any of such Contract or any claim or right or any benefit arising thereunder or resulting therefrom to KBLP. KB USA shall, and KB shall cause KB USA to, pay promptly to KBLP when received all monies received by KB USA after the Effective Time under any of the Contracts or any claim or right or any benefit arising thereunder to the extent that KBLP would be entitled thereto pursuant to this Agreement.

                                    ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF KB PARTIES

            KB and KB USA, jointly and severally, represent and warrant as of the date of this Agreement and (except as specifically provided otherwise herein) as of the Effective Time, to each of TR, the KBI Parties and KBLP that:

            3.1 Interests in Other Entities. No shares of any corporation or any ownership or other investment interest, either of record, beneficially or equitably, in any Person are included in the Acquired Assets.

            3.2 Financial Statements. True, correct and complete copies of the audited balance sheet of KB USA as of December 31, 1997 and the related audited statement of income and retained earnings and cash flows for the twelve-month period then ended are attached hereto as Part A of Schedule 3.2 hereto; true, correct and complete copies of the unaudited balance sheet of KB USA (the "Interim Balance Sheet") as of March 31, 1998 and the related unaudited statement of income and retained earnings and cash flows for the three-month period then ended are attached hereto as Part B of Schedule 3.2 hereto (all the foregoing financial statements are referred to herein collectively as the "Financial Statements"). The Financial Statements are in accordance with the books and records of KB USA and fairly present the financial position and results of operations of the Business as of the dates and for the periods indicated, in each case in conformity with International Accounting Standards throughout the periods specified, except as expressly set forth therein and except that the Interim Balance Sheet is subject to normal year-end adjustments which are not, in the aggregate, material.

            3.3 No Changes. Since December 31, 1997, KB USA has conducted the Business only in the ordinary course of business consistent with past practice and there has not been:

                  (a) any change or, to the best knowledge of KB, any threat of any change in any of KB USA's relations with, or any loss or, to the best knowledge of KB, threat of loss of, any of the suppliers, distributors, customers or employees of the Business which, individually or in the aggregate, has had or may have a Material Adverse Effect;

                  (b) any cancellation or waiver of any right material to the Business or any cancellation or waiver of any debts of or claims of the Business against KB or any of its Affiliates (other than KB USA) which, individually or in the aggregate, has had or may have a Material Adverse Effect;

                  (c) any disposition of or failure to keep in effect any rights in, to or for the use of any Permit which individually or in the aggregate would have a Material Adverse Effect or any disposition or any failure to keep in effect any right in, to or for any IND or NDA contemplated in Section 2.3(j) hereof with respect to any of the KB USA Compounds and Products;

                  (d) any disposition or any failure to keep in effect any right in, to or for any of the Intellectual Property, Technology or Technical Information of the type referred to in Sections 2.3(g) or (h) hereof with respect to any of the KB USA Compounds and Products;

                  (e) any damage, destruction or loss affecting the Business which individually or in the aggregate would have a Material Adverse Effect whether or not covered by insurance;

                  (f) any material change by KB USA in its method of accounting or keeping its books of account or accounting practices;

                  (g) any sale, transfer or other disposition of any material assets, properties or rights of the Business;

                  (h) any Guarantee or agreement by KB USA to Guarantee any obligations or liabilities of any other Person or Persons in excess of $5 million ($5,000,000) in the aggregate;

                  (i) any material action taken, or agreed to be taken, by KB USA out of the ordinary course of business; or

                  (j) any other event, condition or circumstance, which individually or in the aggregate, has had or may have a Material Adverse Effect.

            3.4 Contracts.

                  (a) To the best knowledge of KB, with respect to each Transferred Contract necessary to conduct the business of the research, development, manufacture and/or sale of the KB USA Compounds and Products, neither KB USA nor any other party thereto is in breach or default and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under such Transferred Contract, except for such breaches, terminations, modifications, accelerations or defaults which, individually and in the aggregate, are not reasonably likely to have a Material Adverse Effect. To the best knowledge of KB, there are no disputes pending or threatened under or in respect of any of such Transferred Contracts other than those that, individually and in the aggregate, are not reasonably likely to have a Material Adverse Effect.

                  (b) To the best knowledge of KB, each of the Transferred Contracts necessary to conduct the business of the research, development, manufacture and/or sale of the KB USA Compounds and Products is fully assignable to KBLP and the Partnership without the consent, approval or waiver of any other Person, except for such Transferred Contracts which, if not assigned hereunder, would not individually or in the aggregate have a Material Adverse Effect.

                  (c) To the best knowledge of KB, none of the Transferred Contracts contains any non-competition or other restrictive covenant or limitation on the rights granted thereunder which prevents or limits operations or sales or other activities or conduct by the Business in the Territory as of the date of this Agreement or hereafter.

                  (d) To the best knowledge of KB, Schedule 3.4(d) hereto sets forth a true and complete list of all Contracts between KB USA and KB or any of KB's other Affiliates. All Transferred Contracts between KB USA and KB (or any Affiliate of KB) are on terms no less favorable to KB USA than those KB USA would obtain in a comparable arm's length transaction with a Person not an Affiliate.

            3.5 Permits and Compliance With Laws Generally.

                  (a) To the best knowledge of KB, KB USA possesses and is in compliance with all Permits required to operate the Business as currently operated and to own, lease or otherwise hold the Acquired Assets under all applicable Laws, except to the extent that any failure to possess, or to comply with, any Permits or Laws would not, individually or in the aggregate, have a Material Adverse Effect. To the best knowledge of KB, all Permits of KB USA relating to the operation of the Business are in full force and effect, other than those the failure of which to be in full force and effect would not individually or in the aggregate have a Material Adverse Effect. To the best knowledge of KB, there are no proceedings pending or threatened that seek the revocation, cancellation, suspension or any adverse modification of any such Permits currently possessed by KB USA other than those revocations, cancellations, suspensions or modifications which would not individually or in the aggregate have a Material Adverse Effect. To the best knowledge of KB, no consent of any Governmental Entity is required in connection with the transfer of Permits pursuant to the transactions contemplated hereby.

                  (b) To the best knowledge of KB, the Business is being conducted by KB USA in compliance with all applicable Laws, except for such failures to comply which do not individually or in the aggregate have a Material Adverse Effect. Without limiting the generality of the foregoing, the research, development, manufacture, formulation, packaging, marketing and/or sale by KB USA of each of the KB USA Compounds and Products is being conducted in all material respects in compliance with the Food, Drug and Cosmetic Act and the rules and regulations promulgated thereunder (the "FDCA").

            3.6 KB USA Compounds and Products.

                  (a) Schedule 3.6(a) hereto lists all of the KB USA Products, which are either currently being marketed in the Territory by KB USA ("KB USA Marketed Products") or being developed by KB USA or any of its Affiliates for sale in the Territory ("KB USA Pipeline Products"). Part A of Schedule 3.6(a) hereto lists all of the KB USA Marketed Products and, for each KB USA Marketed Product, sets forth (i) all of its indicated Therapeutic Categories, (ii) the active ingredient(s) contained in such KB USA Marketed Product, (iii) the list of patents and patent applications applicable to each such active ingredient or otherwise related to such product or any device for the administration thereof and (iv) each trademark, trade name and service mark used or intended to be used in connection with such KB USA Marketed Product and any line extensions with respect thereto. Part B of Schedule 3.6(a) hereto lists all of the KB USA Pipeline Products and, for each KB USA Pipeline Product, sets forth (i) all of its indicated Therapeutic Categories, (ii) the active ingredient(s) contained or to be contained in such KB USA Pipeline Product, (iii) the list of patents and patent applications applicable to each such active ingredient or otherwise related to such product or any device for the administration thereof and (iv) each trademark, tradename and service mark used or intended to be used in connection with such KB USA Pipeline Product.

                  (b) Since December 31, 1996, there has been not been any recall, withdrawal or suspension (as such terms, or words of similar import, are used in the regulations promulgated under the FDCA or similar food and drug laws promulgated by any Governmental Entity) with respect to any of the KB USA Compounds and Products, sales of which exceed or have exceeded $5 million ($5,000,000) in any consecutive twelve-month period. To the best knowledge of KB, there is no reasonable basis in fact or circumstance (i) for the recall, withdrawal or suspension by any Governmental Entity of any of the KB USA Compounds and Products or (ii) which would reasonably be expected to cause KB USA to withdraw, recall or suspend any of the KB USA Compounds and Products (or Product Registration with respect thereto) from the market or to terminate or suspend the manufacturing or testing of such product.

                  (c) Since December 31, 1996, (i) none of the KB USA Compounds and Products has experienced any material safety or efficacy problems that would materially change the general risk/benefit assessment upon which any of such KB USA Compounds and

Products is prescribed or used for its approved indications as a result of any adverse experience reports received by KB USA or any of its Affiliates prior to, on or after such date and (ii) no material change in any Label of any of the KB USA Compounds and Products has been required by any Governmental Entity (including the FDA), and neither KB nor KB USA has determined to implement any such change as a result of such reports.

                  (d) Schedule 3.6(d) hereto sets forth, as of the date hereof, and whether currently in force or pending, all Product Registrations relating to the KB USA Compounds and Products. To the best knowledge of KB, all Product Registrations have been duly filed, and all those Product Registrations that are not pending approval have been duly registered and issued and have been maintained so as to avoid a lapse, revocation or termination, and are in full force and effect. Neither KB nor KB USA nor any of their Affiliates has granted any license or other rights to any Person with respect to any such Product Registrations. To the best knowledge of KB, no consent of any Governmental Entity is required in connection with the transfer of Product Registrations pursuant to the transactions contemplated hereby.

            3.7 Investigations and Proceedings.

                  (a) Except as set forth on Part A of Schedule 3.7(a) hereto, to the best knowledge of KB, there are no investigations or reviews by any Governmental Entity are pending against or affecting or threatened against, KB USA or any of its Affiliates regarding any alleged violation by KB USA or any of its Affiliates relating to the Business of any Law (including the FDCA, the United States Safe Medical Devices Act or the Medical Device Amendments of
1976), nor has any Governmental Entity indicated to any KB Party an intention to conduct the same, which, if concluded in a manner adverse to KB USA or its Affiliates, would individually or in the aggregate constitute a Material Adverse Effect. Part B of Schedule 3.7(a) hereto sets forth a list of all such investigations and reviews conducted since December 31, 1996 (to the best knowledge of KB) and includes, for completed matters, a general description of the results thereof (including any penalties or other relief assessed against KB USA or any of its Affiliates).

                  (b) To the best knowledge of KB, there are no claims, actions, suits or proceedings pending or threatened against KB USA or any of its Affiliates in connection with the operations of the Business or otherwise affecting the Business or any of the Acquired Assets, at law or in equity, before or by any Governmental Entity or arbitrator, except for any matter as to which no injunctive or like equitable relief has been requested or granted and the amount of damages claimed or threatened is less than $1 million ($1,000,000).

                  (c) To the best knowledge of KB, (i) there is no outstanding judgment, order, injunction or decree of any Governmental Entity against or affecting the Business or any of the Acquired Assets and (ii) since December 31, 1996, neither KB USA nor any of its Affiliates with respect to the Business has been a party to, or bound by, any such judgment, order, injunction or decree, except any such matters involving the settlement or adjudication of claims by non-governmental Third Parties where no injunctive or like equitable relief was granted and which resulted in the payment of damages by KB USA and any of its Affiliates of less than $1 million ($1,000,000) individually and less than $5 million ($5,000,000) in the aggregate.

            3.8 Patents and Intellectual Property Rights.

                  (a) To the best knowledge of KB, except as set forth on
Schedule 3.8(a) hereto, KB USA is the sole and exclusive owner of the rights to use the Intellectual Property, Technology and Technical Information in the Territory.

                  (b) To the best knowledge of KB, the Intellectual Property is valid and enforceable and all maintenance fees with respect to the Intellectual Property have been paid in full.

                  (c) To the best knowledge of KB, at the Closing, effective as of the Effective Time, KB USA shall transfer to KBLP all of the Intellectual Property, Technology and Technical Information without any obligation to pay royalties to any Person or Persons, and free and clear of any Liens.

                  (d) To the best knowledge of KB, there are no licenses or other agreements from or with Third Parties under which KB USA uses or exercises any rights with respect to the research, development, manufacturing, distribution or sale of KB USA Compounds, KB USA Products, any of the Intellectual Property, Technology or Technical Information and no obligation to enter into any such license or agreement.

                  (e) Neither KB USA nor any of its Affiliates is, nor during the preceding three (3) years has been, a party to or the subject of any infringement, interference, opposition, cancellation, reexamination or similar action, suit or proceeding, administrative or judicial, challenging to the right or title to or use by KB USA of any of the Intellectual Property, Technology or Technical Information, and no such action, suit or proceeding has, to the best knowledge of KB, been threatened during such three (3) year period, nor, to the best knowledge of KB, is there any basis for the bringing of such action, suit or proceeding.

                  (f) No licenses or other rights have been granted by KB USA or any of its Affiliates, and neither KB USA nor any of its Affiliates has any obligation to grant licenses or other rights, with respect to any of the Intellectual Property, Technology or Technical Information. No claims have been made by KB USA or any of its Affiliates of any violation or infringement by others of rights with respect to any of the Intellectual Property, Technology or Technical Information, and, to the best knowledge of KB, there is no basis for the making of any such claim.

                  (g) The Intellectual Property, Technology and Technical Information includes all such rights necessary to conduct the business of the research, development, manufacture, marketing and/or sale of the KB USA Compounds and Products as now conducted and, with respect to them and any KB USA Pipeline Products, as proposed to be conducted, and such rights shall not be materially adversely affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

                  (h) There are no licenses or service, maintenance or other agreements or obligations of any nature whatsoever regarding the Intellectual Property, Technology or Technical Information between or among KB USA, on the one hand, and any Affiliate of KB USA, on the other hand.

                  (i) To the best knowledge of KB, all statements and representations made by KB USA or any of its Affiliates in any pending patent, copyright and trademark applications with respect to the Intellectual Property were true in all material respects as of the time they were made.

            3.9 Title; All Assets.

                  (a) KB USA has, and shall convey to KBLP effective as of the Effective Time, (i) good and valid title to all of the Acquired Assets constituting personal property (to the best knowledge of KB), (ii) good and marketable title in fee simple to all of the Real Property owned by KB USA and
(iii) good and valid leasehold title to all of the Real Property (other than the Real Property owned by KB USA) leased or otherwise held or used by KB USA, in each case, free and clear of all Liens (other than Permitted Liens).

                  (b) No other Person has any interest in any of the Acquired Assets and KB USA has not granted any such rights to any such Third Party.

                  (c) To the best knowledge of KB, except for the Excluded Assets, the Acquired Assets constitute all the assets, properties and rights required for the conduct of the Business as currently conducted and, with respect to the KB USA Compounds and Products and any KB USA Pipeline Products, as proposed to be conducted by KB USA.

            3.10 Consistency with Appraisal. The assets and liabilities to be contributed by KB USA to KBLP, including without limitation those reflected in the Interim Balance Sheet and the Pro Forma Balance Sheet do not differ in any material respect from the assets and liabilities taken into account by Deloitte & Touche in rendering the appraisal of the business and assets of KB USA dated November 27, 1997, a true and complete copy of which is attached hereto as
Schedule 3.10, and the statements of income and cash flows included in the Financial Statements are consistent with the projections taken into account by such firm for such purpose.

            3.11 Contingent Liabilities. To the best knowledge of KB, Schedule
3.11 hereto sets forth a true and complete list of each matter as to which reserves have been created and are included under the caption "Accrued Expenses & Prepaid Income" on the Interim Balance Sheet.

            3.12 Sources of Supply. To the best knowledge of KB, Schedule 3.12 hereto sets forth a true and complete list of the Persons who have at any time during the last eighteen (18) months supplied KB USA with any of the KB USA Compounds and Products.

            3.13 Disclosure of All Material Facts. None of the representations and warranties of the KB Parties in this Agreement contains any material misrepresentation relating to the KB USA Compounds and Products or the Business or, to the best knowledge of KB, omits to state any material fact relating to the KB USA Compounds and Products which is necessary in order to make such representations and warranties not misleading.

            3.14 Disclaimer of Other Representations and Warranties; Best Knowledge; Disclosure.

                  (a) None of the KB Parties makes any representations or warranties relating to KB USA, the Business, the Acquired Assets or otherwise in connection with the transactions contemplated hereby other than those expressly set forth herein.

                  (b) Whenever a representation or warranty made by any of the KB Parties herein refers to the best knowledge of KB, such knowledge shall be deemed to consist only of the actual knowledge of any of those persons listed on
Schedule 3.14 hereto. The KB Parties have not undertaken, nor shall they have any duty to undertake, any investigation concerning any matter as to which a representation or warranty is made as to KB's best knowledge.

                  (c) Notwithstanding anything to the contrary contained in this Agreement or in any of the Schedules hereto, any information disclosed on one Schedule shall be deemed to be disclosed on any other Schedule on which it was required to be disclosed.


                                    ARTICLE 4

                                INTERIM COVENANTS

            4.1 Conduct of Business. Except (i) as otherwise specifically permitted by this Agreement, or (ii) with the prior written consent of TR, from and after the date of this Agreement and until the Effective Time, KB and KB USA jointly and severally covenant that:

                  (a) KB USA shall conduct the Business diligently, as currently conducted and only in the ordinary course of business consistent with past practice;

                  (b) KB USA shall use its reasonable business efforts to preserve the business organization of the Business substantially intact, to keep available to KBLP the services of the employees of KB USA, and to preserve for KBLP the goodwill of the suppliers, distributors, customers and others having business relationships with the Business;

                  (c) each of the KB Parties shall promptly inform TR in writing of any specific event or circumstance of which it is aware, or of which it receives notice, that has or is likely to have, individually or in the aggregate, taken together with the other events or circumstances, a Material Adverse Effect; and

                  (d) KB USA shall not:

                        (i) sell, lease, license, or otherwise transfer any assets necessary or otherwise material to the conduct of the Business which would constitute Acquired

Assets, other than sales of Inventory and payment for goods and services in the customary course of business;

                        (ii) change its method of accounting or keeping its books of account or accounting practices with respect to the Business, except as required by GAAP; or

                        (iii) take or omit to take, nor shall KB or KBLP take or omit to take, any action which if taken or omitted prior to the date hereof would constitute or result in a breach of any representations or warranties of the KB Parties set forth herein.

                                    ARTICLE 5

                                EMPLOYEE MATTERS

            5.1 KB USA Employees. (a) KBLP shall offer employment as of the Effective Time to all individuals who are KB USA employees on the Closing Date (including without limitation any persons on long-term or short-term disability or leave of absence). Nothing in this Agreement shall be construed to limit KBLP's right to terminate the employment of any KB USA employee who becomes an employee of KBLP.

            (b) KBLP shall credit the service of Transferred Employees with KB as service with KBLP for purposes of eligibility and vesting under each employee benefit plan or policy of KBLP which covers Transferred Employees.

            5.2 Employee Benefit Plans. Effective as of the Effective Time, KBLP shall adopt and assume each Plan of KB USA and shall assume all of KB USA's rights, responsibilities and obligations under or related to such Plan. KBLP shall be solely responsible for ensuring that all benefits payable under the Plans from or after the Effective Time (including severance or other benefits payable as a result of the transactions contemplated by this Agreement), and all contributions, insurance premiums and administrative expenses payable with respect to the Plans for periods beginning from or after the Effective Time, are paid when due. Effective as of or as soon as practicable after the Effective Time, KB USA shall use its reasonable efforts to cause all assets attributable to any Plan and any insurance policies or other agreements related to any Plan to be assigned to KBLP. All Transferred Employees who are participants in any Plan shall be entitled to continue to participate in such Plan from and after the Effective Time, subject to Section 5.3.

            5.3 Plan Amendments and Terminations. Nothing in this Agreement shall be construed to limit KBLP's right to amend or terminate any employee benefit plan or policy or related insurance policy (including any Plan assumed from KB USA). KBLP shall bear and be solely responsible for any and all Liabilities arising out of the termination, modification or amendment of any Plan.

            5.4 Employment Records and Taxes. (a) The parties agree that, to the extent permissible under applicable law, (i) KBLP shall be a successor employer for purposes of the Federal Insurance Contributions Act and the Federal Unemployment Tax Act and (ii) at KBLP's request, KBLP shall be a successor employer for purposes of any applicable state unemployment compensation, workers compensation, and disability laws.

            (b) Pursuant to Section 5.01 of Revenue Procedure 96-60, KB USA shall be relieved from furnishing U.S. Internal Revenue Service Forms W-2 to KB USA employees for the calendar year in which the Closing occurs, and KBLP shall timely furnish such forms for such year reflecting wages paid and taxes withheld by both KBLP and KB USA.

            (c) The parties agree to furnish each other with such wage, tax and other information concerning owners, principals, employees and employee benefit plans, and to take all such other action, as is necessary and appropriate to effect the transactions contemplated by this Article 5, and to enable the parties to make any required governmental filings.

                                    ARTICLE 6

                          CERTAIN ADDITIONAL COVENANTS

            6.1 Certain Tax Matters.

                  (a) Taxes. KBLP shall be responsible for all state and local sales, use, transfer, real property transfer, documentary stamp, recording and other similar Taxes arising from and with respect to the transfer of the Acquired Assets (including any intermediate transfer or deemed transfer between KB USA and any of its Affiliates).

                  (b) Tax Returns and Records. KBLP shall (i) provide KB USA with such assistance as may reasonably be requested by KB USA in connection with the preparation of any Tax return, any audit or other examination by any taxing Governmental Entity or any judicial or administrative proceeding with respect to Taxes, (ii) retain and provide KB USA with any records or other information which may be relevant to such return, audit, examination or proceeding, and
(iii) provide KB USA with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax return of KB USA for any period (which shall be maintained confidentially). Without limiting the generality of the foregoing, KBLP shall retain, until the applicable statutes of limitations (including all extensions) have expired, copies of all Tax returns, supporting workpapers, and other books and records or information which may be relevant to such returns for all Tax periods or portions thereof ending before or including the Closing Date, and shall not destroy or dispose of such records or information without first providing KB USA with a reasonable opportunity to review and copy the same. With respect to Taxes incurred in connection with, relating to or arising out of the Business prior to the Closing Date that are not yet due or owing as of the Closing Date, KB USA shall (i) timely file when due all returns and reports for such Taxes, including information returns, that are required to be filed, (ii) timely pay when due the Taxes that are shown to be due pursuant to such returns or reports, and (iii) timely pay when due all other Taxes not required to be reported on returns.

            6.2 Maintenance of Books and Records. KB USA may retain copies of such business, financial, tax and legal books and records as it deems appropriate for its tax, accounting and legal purposes. In addition, KBLP covenants and agrees that for a period of eight (8) years after the Closing Date, it shall retain all books and records conveyed to it hereunder in substantially their condition at the time of the Closing and shall give KB USA and its representatives full and complete access to such books and records and shall permit KB USA and such representatives to make copies of any of such books and records. None of such books and records shall be destroyed or discarded during such eight-year period without the prior written approval of KB USA or without first offering such books and records to KB USA upon at least 30 days' prior written notice, during which time KB USA shall have the right (subject to the provisions hereof) to examine and to remove any such files, books and records prior to their destruction. The access to files, books and records contemplated by this Section 6.2 shall be during normal business hours and upon not less than two (2) business days prior written request.

            6.3 Discharge of Obligations. KB USA covenants and agrees, subsequent to the Effective Time, if any, to promptly pay and to otherwise fulfill and discharge (including, where necessary, by obtaining any necessary releases or terminations) any and all obligations and liabilities of KB USA which are not Assumed Liabilities hereunder, including, without limitation, liabilities and obligations arising under any bulk sale transfer or tax laws, when due and payable and otherwise prior to the time at which any of such obligations or liabilities could in any way result in or give rise to a claim against the Acquired Assets, or KBLP, or adversely affect KBLP's title to or use of any of the Acquired Assets.

            6.4 Delivery of Funds. Subsequent to the Effective Time, KB USA shall promptly deliver to KBLP any funds and any checks, notes, drafts and other instruments for the payment of money, duly endorsed to KBLP, received by KB USA, at or after the Effective Time, comprising payment of any amounts due from others pursuant to accounts receivable or otherwise, which such payment comprises a part of the Acquired Assets.

                                    ARTICLE 7

                                    SURVIVAL

            7.1 Survival. Except as set forth in the following sentence, all representations, warranties, covenants and agreements contained in this Agreement shall survive (and not be affected in any respect by) the Closing indefinitely and any investigation conducted by any party hereto. The representations and warranties contained in or made pursuant to this Agreement and the related indemnity obligations set forth in Article 10 of the Master Restructuring Agreement, which obligations are hereby expressly incorporated herein, shall terminate on, and no claim or action with respect thereto may be brought after, the date that is eighteen (18) months after the Closing Date, except that the representations and warranties contained in Sections 3.6, 3.8, 3.9, 3.10 and 3.11 hereof, and the related indemnity obligations contained in
Article 10 of the Master Restructuring Agreement, shall survive until the expiration of the applicable statute of limitations. The representations and warranties which terminate on the date that is eighteen (18) months after the Closing Date, and the liability of any party hereto with respect thereto pursuant to this Article 7, shall not terminate with respect to any claim whether or not fixed as to liability or liquidated as to amount, with respect to which the Indemnifying Party has been given written notice setting forth the facts upon which the claim for indemnification is based and, if possible, a reasonable estimate of the amount of the claims prior to the date eighteen (18) months after the Closing Date.

                                    ARTICLE 8

                           TERMINATION; MISCELLANEOUS

            8.1 Termination. This Agreement shall terminate automatically in the event that, prior to the Closing, the Master Restructuring Agreement terminates in accordance with the terms thereof.

            8.2 Assignment and Release. (a) None of the parties hereto may assign this Agreement or any of its rights or obligations hereunder, except that
(i) KBLP may assign this Agreement and its rights and obligations hereunder to the Partnership pursuant to the Assignment and Assumption Agreement attached hereto as Exhibit A (the "Assignment Agreement"), and upon such assignment, all references to KBLP or to a "party" in this Agreement (other than this Section 8.2) shall be deemed thereafter to refer to the Partnership in lieu of KBLP. This Agreement shall inure to the benefit of KBLP and, upon the assignment of this Agreement to the Partnership pursuant to the Assignment Agreement, the Partnership. Any assignment or other Transfer of this Agreement not expressly permitted by this Section shall be void.

            (b) Upon the assignment by KBLP of this Agreement to the Partnership and the assumption by the Partnership of the obligations of KBLP hereunder pursuant to the Assignment Agreement, KBLP shall automatically and without any further action by any Person be released from all of its obligations hereunder, including without limitation from all liability and obligation with respect to the Assumed Liabilities.

            8.3 Bulk Transfer. The parties hereto hereby waive compliance with the provisions of any applicable bulk sales law of any jurisdiction in connection with the transactions contemplated hereby and no representation, warranty or covenant contained in this Agreement shall be deemed to have been breached as a result of such non-compliance.

            8.4 Indemnity. (a) KBLP agrees to indemnify, defend and hold harmless TR, KB USA and their Affiliates and each of their respective officers, directors, employees and agents from and against any and all Indemnity Losses arising out of, based upon or resulting from the Assumed Liabilities. KB and KB USA, jointly and severally, agree to indemnify, defend and hold harmless KBLP and each of its officers, directors, employees, partners and agents from and against any and all Indemnity Losses arising out of, based upon or resulting from the Excluded Liabilities. Any claim for indemnification hereunder shall be on a net-after tax basis in accordance with, and shall be subject to the procedures set forth in, Section 10.3 of the Master Restructuring Agreement.

            (b) In the event of the assignment of this Agreement to the Partnership, TR shall be entitled to enforce for the benefit of the Partnership all representations, warranties and covenants of KB and KB USA contained in this Agreement, except that in the event of any inaccuracy of any representation or warranty or any breach of any covenant (other than representations, warranties and covenants set forth in Section 2.1, 3.6 or 3.8), TR shall not be entitled to enforce this Agreement in respect of such inaccuracy or breach unless the amount of the Indemnity Losses incurred by the Partnership as a result of all such inaccuracies or breaches exceeds $50 million ($50,000,000) in the aggregate. TR shall be entitled to enforce for its own benefit all representations, warranties and covenants of KB and KB USA contained in Sections 2.1, 3.4, 3.6, 3.8 and 3.13, in which case TR's Indemnity Losses shall include, without limitation, and without limiting any other remedies that may be available at law or in equity, an amount equal to the difference in the contingent amounts computed pursuant to Section 3.7 of the Master Restructuring Agreement and the contingent amounts that would have been achievable had there been no such inaccuracy or breach.

            8.5 Third Party Rights. Except as otherwise provided in Section 8.4 hereof with respect to the indemnification obligations for the benefit of officers, directors, employees and agents, the provisions of this Agreement shall not inure to the benefit of any present or former director, officer, employee or agent of any of the parties hereto either as a third party beneficiary or otherwise.

            8.6 Specific Performance. KB and KB USA each acknowledge and agree that the Business and the Acquired Assets are unique and not available on the open market and that each of KBLP and TR shall have, in addition to all other legal remedies available to it, the right (i) to enforce the terms of this Agreement by a decree of specific performance and (ii) to obtain an injunction restraining any violation or threatened violation of this Agreement. KB and KB USA will cooperate with KBLP and TR to the extent KBLP or TR may reasonably request in the defense of any proceeding seeking to restrain, prohibit, invalidate or set aside the conveyance of the Business or the Acquired Assets to the Partnership as assignee of KBLP pursuant to Section 8.2.

            8.7 Certain Related Provisions in the Master Restructuring Agreement. This Agreement is subject to Articles 9, 10 and 12 of the Master Restructuring Agreement.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                    KB



                                    By:  /s/ Goran Lerenius
                                         -------------------------------------
                                         Name: Goran Lerenius
                                         Title: General Counsel

                                    KB USA



                                    By:  /s/ Christian Onfelt
                                         -------------------------------------
                                         Name: Christian Onfelt
                                         Title: Vice President

                                    KBLP



                                    By   KB, General Partner



                                    By:  /s/ Robin L. Spear
                                         -------------------------------------
                                         Name: Robin L. Spear
                                         Title:  Attorney-in-fact

                                    TR



                                    By:  /s/ Judy C. Lewent
                                         -------------------------------------
                                         Name: Judy C. Lewent
                                         Title: Senior Vice President and
                                                Chief Financial Officer